Ex. 99.1

Excerpt from Lender Presentation dated July 10, 2017

In connection with the proposed senior secured debt portion of the financing of the Merger, the Company intends to make the Lender Presentation commencing on July 10, 2017. Included in the Lender Presentation is a presentation of “LTM 3/31/17 Pro Forma Total EBITDA,” “LTM 3/31/17 Financeable EBITDA” and “LTM 3/31/17 Pro Forma Revenue.” References to “LTM” mean the last twelve month period.

LTM 3/31/17 Pro Forma Total EBITDA: $133.1 million

LTM 3/31/17 Financeable EBITDA: $150.9 million

Table 1: Reconciliation of non-GAAP measures for the twelve months ended March 31, 2017

(Dollars in thousands)
Twelve Months Ended
March 31, 2017
Net Loss, as reported	(70,796)
Depreciation and amortization	58,939
Interest expense, net	45,617
Income tax expense (benefit)	11,579
EBITDA, as reported	$45,340

Acquisition accounting inventory adjustments	30,037
Share based compensation	8,645
Impairment charges	3,126
Executive transition costs	7
Restructuring and other charges	8,271
Non-recurring professional fees	1,617
Business acquisition costs	11,651
ERP implementation costs	4,179
Insurance recovery	(7,385)
Legal settlement	406
Gain on sale of Syracuse, NY facility	(158)
Foreign currency conversion loss on acquisition	779
Unrealized loss on hedge transaction	6,401
Adjusted EBITDA, as reported	$112,917

Euticals EBITDA pre-acquisition (assuming July 2016 acquisition date)	5,932
Unrealized foreign currency conversion loss	2,329
Actioned synergies and accelerated cost savings	12,007
Pro Forma Total EBITDA	$133,185

Value capture	15,000
Public company savings	2,690
Financeable EBITDA	$150,875

LTM 3/31/17 Pro Forma Revenue: $691.0 million1

(1)	Revenue pro forma for impact of acquisition by AMRI of European Therapeuticals S.p.A. – Euticals in July of 2016.

Non-GAAP Financial Measures

To supplement our financial results prepared in accordance with U.S. GAAP, the Company have presented non-GAAP measures of net income, adjusted to exclude certain charges (and gains when applicable) that relate to specific events or transactions, such as impairment charges, restructuring charges, executive transition costs, business acquisition costs, realized and unrealized gains and losses on foreign currency transactions related to business acquisitions, and ERP implementation costs. Management typically excludes these amounts when evaluating our operating performance and believes that the resulting non-GAAP measures provide investors with a consistent basis for comparison across periods and, therefore, are useful to investors in assessing our operating performance.

Our U.S. GAAP measures are also adjusted to exclude certain non-cash charges (and gains when applicable) such as non-cash debt interest and amortization charges, share-based compensation expense, acquisition accounting inventory adjustments, and acquisition accounting depreciation and amortization for the periods presented. Management typically excludes the amounts described above when evaluating our operating performance and believes that the resulting non-GAAP measures are useful to investors in assessing our operating performance.

The non-GAAP measure of Adjusted EBITDA presented here further excludes the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit. This Adjusted EBITDA measure is further presented in the Lender Presentation and above as Pro Forma Total EBITDA and Financeable EBITDA, to show the potential effects of the potential closing of the Merger as set forth above.

We believe presentation of our non-GAAP measures enhances an overall understanding of our historical financial performance because we believe these measures are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods in light of the potential closing of the Merger. The presentation of this additional information should not be considered in isolation or as a substitute for the related GAAP measures. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Table 1 above.